Exhibit 99.1
Kraton Corporation Announces First Quarter 2019 Results
HOUSTON, April 24, 2019 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global specialty chemicals company that manufactures styrenic block copolymers (“SBCs”), specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products, announces financial results for the quarter ended March 31, 2019.
FIRST QUARTER 2019 SUMMARY

▪	First quarter consolidated net income attributable to Kraton of $12.7 million, compared to $22.1 million in the first quarter of 2018.

▪	First quarter consolidated Adjusted EBITDA(1) of $89.4 million, up 0.9% compared to the first quarter of 2018.

▪	Polymer segment operating income of $9.3 million, down 71.8%, and Adjusted EBITDA(1) of $48.2 million, up 7.6% compared to $44.8 million in the first quarter of 2018.

▪	Adjusted EBITDA margin(2) of 18.4%, up 290 basis points compared to the first quarter of 2018.

•	Chemical segment operating income of $25.9 million, down 11.8%, and Adjusted EBITDA(1) of $41.3 million, down 5.9% compared to $43.9 million in the first quarter of 2018.

•	Adjusted EBITDA margin(2) of 21.1%, or 20.2% adjusting for lost revenues associated with the Hurricane Michael related outage at our Panama City, Florida site.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except percentages and per share amounts)
Revenue	$456,411	$502,392
Polymer segment operating income	$9,250	$32,800
Chemical segment operating income	$25,885	$29,355
Net income attributable to Kraton	$12,668	$22,072
Adjusted EBITDA (non-GAAP)(1)	$89,432	$88,625
Adjusted EBITDA margin (non-GAAP)(2)(3)	19.6%	17.6%
Diluted earnings (loss) per share	$0.39	$0.68
Adjusted diluted earnings per share (non-GAAP)(1)	$0.88	$0.58
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	Adjusting for lost revenues associated with Hurricane Michael, Adjusted EBITDA margin would have been 19.2% for the three months ended March 31, 2019.
“First quarter 2019 consolidated Adjusted EBITDA of $89.4 million reflects improved margins and profitability in our Polymer segment, compared to the first quarter 2018, and stable unit margins in our Chemical segment as we worked to return to full operational capability at our Panama City, Florida, site,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Polymer segment Adjusted EBITDA of $48.2 million for the first quarter 2019 was up nearly 8% compared to the first quarter 2018, despite lower sales in our Specialty Polymer business associated with the impact of the previously disclosed inventory management program by a large lubricant additive customer and softer demand fundamentals in China and broader Asia. While sales volume in our Performance Products business was unchanged relative to the first quarter 2018, we did see improved activity in non-core paving markets such as Australia, and favorable SBS sales in North America in advance of the typical second and third quarter paving season, which has seen a slow start given poor weather conditions in our core North American and European markets,” Fogarty said. “Continued growth in our differentiated CariflexTM business, with sales volume up 5% compared to the first quarter 2018, as well as improved plant utilization and overall operating metrics associated with higher production levels at our Mailiao, Paulina, and Berre facilities relative to the first quarter 2018 contributed to the improvement in overall segment profitability. As a result, the Adjusted EBITDA margin for the Polymer segment was 18.4%, up 290 basis points compared to the year-ago quarter and up 220 basis points compared to the fourth quarter of 2018.”
“First quarter 2019 Adjusted EBITDA for the Chemical segment was $41.3 million, down 5.9% compared to the year-ago quarter.  During the quarter we recognized a gain on insurance proceeds which served to offset the impact of lost revenue and associated margin at our Panama City site, given that full operational capability of our Crude Sulfate Turpentine refinery was not restored until late in the quarter. The decrease in Adjusted EBITDA compared to the first quarter 2018 is largely attributable to lower sales of Tall Oil Rosin and related derivatives, which contributed to less favorable sales mix relative to the year-ago quarter,” said Fogarty.  “Overall, first quarter 2019 market conditions for the Chemical segment reflected relative stability in our Adhesives business and continued favorable market fundamentals for TOFA and upgraded derivative products, which in combination with tightness in the Crude Tall Oil feedstock market supports the global price increase we implemented effective March 1st,” added Fogarty.
“As previously communicated, debt reduction remains a primary strategic focus in 2019. While the first quarter of the year is not historically a period of cash generation for Kraton due to factors including a seasonal inventory build in advance of the paving season, given our current outlook for the year, we still expect to reduce consolidated net debt, excluding the effect of foreign currency, by $170 - $190 million in 2019,” Fogarty said. “With respect to the strategic review process for Cariflex, we are encouraged by the high level of indicated interest. However, given the expected timeline for the formal review process, we do not anticipate providing further updates until later in the year.”

Polymer Segment

	Three Months Ended March 31,
	2019	2018
	(In thousands, except percentages)
Performance Products	$138,092	$145,730
Specialty Polymers	82,010	104,018
Cariflex	40,867	39,525
Other	86	(202)
Polymer Segment Revenue	$261,055	$289,071

Operating income	$9,250	$32,800
Adjusted EBITDA (non-GAAP)(1)	$48,153	$44,766
Adjusted EBITDA margin (non-GAAP)(2)	18.4%	15.5%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q1 2019 VERSUS Q1 2018 RESULTS
Revenue for the Polymer segment was $261.1 million for the three months ended March 31, 2019 compared to $289.1 million for the three months ended March 31, 2018. The decrease was driven by lower volumes for Specialty Polymers and lower average sales prices in all product groups associated with lower average raw material costs. Sales volumes of 73.8 kilotons for the three months ended March 31, 2019 decreased 4.9% compared to the three months ended March 31, 2018. The decline is largely attributable to lower Specialty Polymers sales volumes due to a previously announced inventory management program by a significant lubricant additives customer, and to a lesser extent, lower sales into Asia. Our Cariflex volumes increased 5.0%, primarily from higher latex sales into surgical glove applications. The negative impact from changes in currency exchange rates between the periods was $15.3 million.
For the three months ended March 31, 2019, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $48.2 million compared to $44.8 million for the three months ended March 31, 2018. The 7.6% increase in Adjusted EBITDA is due to the improved operating performance, partially offset by lower sales volumes. The negative effect from changes in currency exchange rates between the periods was $1.4 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended March 31,
	2019	2018
	(In thousands, except percentages)
Adhesives	$65,576	$73,148
Performance Chemicals	116,753	122,941
Tires	13,027	17,232
Chemical Segment Revenue	$195,356	$213,321

Operating income	$25,885	$29,355
Adjusted EBITDA (non-GAAP)(1)	$41,279	$43,859
Adjusted EBITDA margin (non-GAAP)(2)(3)	21.1%	20.6%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	Adjusting for lost revenues associated with Hurricane Michael, Adjusted EBITDA margin would have been 20.2% for the three months ended March 31, 2019.
Q1 2019 VERSUS Q1 2018 RESULTS
Revenue for the Chemical segment was $195.4 million for the three months ended March 31, 2019 compared to $213.3 million for the three months ended March 31, 2018. The decrease in Chemical segment revenue was primarily attributable to lower sales volumes due to Hurricane Michael and the sale of excess raw materials in the three months ended March 31, 2018, partially offset by higher average selling prices. Sales volumes were 103.6 kilotons for the three months ended March 31, 2019, a decrease of 12.3 kilotons or 10.6%, largely related to timing of raw material sales and lost CST and derivatives sales resulting from Hurricane Michael. As a result, Performance Chemicals and Adhesives sales volumes decreased 14.6% and 1.7%, respectively. The negative effect from changes in currency exchange rates between the periods was $9.0 million.
For the three months ended March 31, 2019, the Chemical segment generated $41.3 million of Adjusted EBITDA (non-GAAP) compared to $43.9 million for the three months ended March 31, 2018. The 5.9% decrease in Adjusted EBITDA was due to lower rosin and rosin derivative sales volumes, which was partially offset by lower operating costs driven by the timing of planned maintenance activities. The negative effect from changes in currency exchange rates between the periods was $0.4 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the three months ended March 31, 2019, consolidated net debt (total debt less cash) increased by $46.4 million compared to December 31, 2018.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt (non-GAAP) and consolidated net debt (non-GAAP):

	March 31, 2019	December 31, 2018
	(In thousands)
Kraton debt	$1,444,667	$1,441,614
Kraton cash	32,154	79,251
Kraton net debt	1,412,513	1,362,363

KFPC(1)(2) loans	120,084	125,501
KFPC(1) cash	5,007	6,640
KFPC(1) net debt	115,077	118,861

Consolidated net debt	$1,527,590	$1,481,224

Effect of foreign currency on consolidated net debt	12,524
Consolidated net debt excluding effect of foreign currency	$1,540,114
__________________________________________________

(1)	Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
OUTLOOK
At the time of our fourth quarter earnings release we highlighted a possible timing difference between lost sales and associated margin in the first quarter 2019 and the reimbursement by our insurance carriers in a subsequent quarter. However, during the first quarter 2019 we recognized a gain on insurance which offset the lost margin of $5.9 million, eliminating the previously anticipated timing difference. We continue to anticipate that 2019 Adjusted EBITDA will be in a range of $370 - $390 million.
Consistent with the aforementioned 2019 Adjusted EBITDA range, and excluding any activity under the previously announced share buyback program, we currently anticipate reducing consolidated net debt (excluding the effects of foreign currency) by $170 - $190 million in 2019.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction costs and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. We have not reconciled consolidated net debt guidance to debt due to high variability and difficulty in making accurate forecasts and projections that are impacted by future decisions and actions. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA and net debt. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt Leverage Ratio, Consolidated Net Debt, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
Consolidated Net Debt Leverage Ratio: The consolidated net debt leverage ratio is defined as consolidated net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Our use of this term may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 25, 2019 at 9:00 a.m. (Eastern Time) to discuss first quarter 2019 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 25, 2019 through 1:59 a.m. (Eastern Time) on May 9, 2019. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-455-0167 or 402-344-6834.

ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global specialty chemicals company that manufactures styrenic block copolymers, specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including, but not limited to, our expectations with respect to full-year 2019 Adjusted EBITDA results, 2019 consolidated net debt reduction, and our beliefs with respect to the impact of global market conditions.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; natural disasters and weather conditions; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersede such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$456,411	$502,392
Cost of goods sold	349,409	355,314
Gross profit	107,002	147,078
Operating expenses:
Research and development	10,551	10,797
Selling, general, and administrative	40,894	38,723
Depreciation and amortization	31,522	35,376
Gain on insurance proceeds	(11,100)	—
Loss on disposal of fixed assets	—	27
Operating income	35,135	62,155
Other expense	(259)	(1,113)
(Gain) loss on extinguishment of debt	210	(7,591)
Earnings of unconsolidated joint venture	121	137
Interest expense, net	(18,941)	(29,276)
Income before income taxes	16,266	24,312
Income tax expense	(2,654)	(2,251)
Consolidated net income	13,612	22,061
Net (income) loss attributable to noncontrolling interest	(944)	11
Net income attributable to Kraton	$12,668	$22,072
Earnings per common share:
Basic	$0.40	$0.69
Diluted	$0.39	$0.68
Weighted average common shares outstanding:
Basic	31,633	31,241
Diluted	31,901	31,851

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,161	$85,891
Receivables, net of allowances of $873 and $784	258,211	198,046
Inventories of products, net	413,700	410,640
Inventories of materials and supplies, net	31,002	30,843
Prepaid expenses	11,124	10,156
Other current assets	27,691	29,980
Total current assets	778,889	765,556
Property, plant, and equipment, less accumulated depreciation of $614,451 and $597,785	937,301	941,476
Goodwill	772,462	772,886
Intangible assets, less accumulated amortization of $257,331 and $246,648	353,749	362,038
Investment in unconsolidated joint venture	11,500	12,070
Debt issuance costs	878	1,170
Deferred income taxes	9,906	10,434
Long-term operating lease assets, net	64,309	—
Other long-term assets	27,944	29,074
Total assets	$2,956,938	$2,894,704
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$120,255	$45,321
Accounts payable-trade	180,374	182,153
Other payables and accruals	108,489	100,695
Due to related party	17,238	20,918
Total current liabilities	426,356	349,087
Long-term debt, net of current portion	1,411,252	1,487,298
Deferred income taxes	126,851	127,827
Long-term operating lease liabilities	49,907	—
Other long-term liabilities	180,518	182,893
Total liabilities	2,194,884	2,147,105

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,019 shares issued and outstanding at March 31, 2019; 31,917 shares issued and outstanding at December 31, 2018	320	319
Additional paid in capital	389,500	385,921
Retained earnings	431,855	420,597
Accumulated other comprehensive loss	(92,917)	(91,699)
Total Kraton stockholders' equity	728,758	715,138
Noncontrolling interest	33,296	32,461
Total equity	762,054	747,599
Total liabilities and equity	$2,956,938	$2,894,704

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$13,612	$22,061
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	31,522	35,376
Lease amortization	4,767	—
Amortization of debt original issue discount	267	1,090
Amortization of debt issuance costs	1,110	1,945
Loss on disposal of property, plant, and equipment	—	27
(Gain) loss on extinguishment of debt	(210)	7,591
Earnings from unconsolidated joint venture, net of dividends received	410	408
Deferred income tax provision (benefit)	(595)	(91)
Share-based compensation	3,309	2,902
Decrease (increase) in:
Accounts receivable	(63,164)	(43,428)
Inventories of products, materials, and supplies	(5,877)	1,932
Other assets	861	10,813
Increase (decrease) in:
Accounts payable-trade	(1,134)	(1,684)
Other payables and accruals	(9,397)	(19,235)
Other long-term liabilities	(2,177)	(1,958)
Due to related party	(3,508)	2,403
Net cash provided by (used in) operating activities	(30,204)	20,152
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(22,327)	(23,373)
KFPC purchase of property, plant, and equipment	(783)	(201)
Purchase of software and other intangibles	(3,287)	(437)
Net cash used in investing activities	(26,397)	(24,011)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	19,500	211,614
Repayments of debt	(4,310)	(212,000)
KFPC proceeds from debt	14,600	10,197
KFPC repayments of debt	(19,594)	(25,337)
Capital lease payments	(41)	(258)
Purchase of treasury stock	(2,684)	(5,748)
Proceeds from the exercise of stock options	1,545	1,368
Settlement of interest rate swap	—	2,587
Debt issuance costs	—	(3,110)
Net cash provided by (used in) financing activities	9,016	(20,687)
Effect of exchange rate differences on cash	(1,145)	347
Net decrease in cash and cash equivalents	(48,730)	(24,199)
Cash and cash equivalents, beginning of period	85,891	89,052
Cash and cash equivalents, end of period	$37,161	$64,853

KRATON CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$12,668			$22,072
Net income (loss) attributable to noncontrolling interest			944			(11)
Consolidated net income			13,612			22,061
Add (deduct):
Income tax expense			2,654			2,251
Interest expense, net			18,941			29,276
Earnings of unconsolidated joint venture			(121)			(137)
(Gain) loss on extinguishment of debt			(210)			7,591
Other expense			259			1,113
Operating income	$9,250	$25,885	$35,135	$32,800	$29,355	$62,155
Add (deduct):
Depreciation and amortization	13,971	17,551	31,522	17,762	17,614	35,376
Other income (expense)	(427)	168	(259)	(1,324)	211	(1,113)
Gain (loss) on extinguishment of debt	210	—	210	(7,591)	—	(7,591)
Earnings of unconsolidated joint venture	121	—	121	137	—	137
EBITDA (a)	23,125	43,604	66,729	41,784	47,180	88,964
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	714	398	1,112	605	(1,259)	(654)
Loss on extinguishment of debt	(210)	—	(210)	7,591	—	7,591
Hurricane related costs (c)	—	5,861	5,861	—	—	—
Hurricane reimbursements (d)	—	(5,220)	(5,220)	—	—	—
Non-cash compensation expense	3,309	—	3,309	2,902	—	2,902
Spread between FIFO and ECRC	21,215	(3,364)	17,851	(8,116)	(2,062)	(10,178)
Adjusted EBITDA	$48,153	$41,279	$89,432	$44,766	$43,859	$88,625
__________________________________________________

(a)	Included in EBITDA is an $11.1 million gain on insurance, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(c)	Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Diluted Earnings Per Share	$0.39	$0.68
Transaction, acquisition related costs, restructuring, and other costs (a)	0.03	(0.02)
Loss on extinguishment of debt	(0.01)	0.18
Hurricane related costs (b)	0.18	—
Spread between FIFO and ECRC	0.45	(0.26)
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.88	$0.58
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(a)	Charges related to the evaluation of acquisition transactions, severances expenses, and other restructuring related charges.

(b)	Costs and reimbursements related to Hurricane Michael, which are recorded in cost of goods sold.

POLYMER RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Gross profit	$53,886	$81,431

Add (deduct):
Non-cash compensation expense	199	174
Spread between FIFO and ECRC	21,215	(8,116)
Adjusted gross profit (non-GAAP)	$75,300	$73,489

Sales volume (kilotons)	73.8	77.6
Adjusted gross profit per ton	$1,021	$948